                                                               EXHIBIT 99.(H)(1)

                           TRANSFER AGENCY AGREEMENT


         AGREEMENT made this 31st day of July, 2003, between each entity that has executed this Agreement, as listed on the signature page hereto (each the "Company"), each of which has its principal place of business at the address set forth below its signature, and BISYS FUND SERVICES OHIO, INC. ("BISYS"), an Ohio corporation having its principal place of business at 3435 Stelzer Road, Columbus, Ohio 43219. This Agreement shall be considered a separate agreement between BISYS and each Company, and references to "the Company", shall refer to each Company separately. No Company shall be liable for the obligations of, nor entitled to the benefits of, any other Company under this Agreement.

         WHEREAS, the Company desires that BISYS perform transfer agency services for the Company and each investment portfolio of the Company, as now in existence and listed on Schedule A hereto, or as hereafter may be established from time to time (individually referred to herein as the "Fund" and collectively as the "Funds");

         WHEREAS, BISYS is willing to perform such services on the terms and conditions set forth in this Agreement; and

         WHEREAS, BISYS and Company wish to enter into an Agreement in order to set forth the terms under which BISYS will perform the transfer agency services set forth herein for the Company.

         NOW, THEREFORE, in consideration of the covenants hereinafter contained, the Company and BISYS hereby agree as follows:

         1. Services

         BISYS shall perform for the Company the transfer agent services set forth in Schedule B hereto. BISYS also agrees to perform for the Company such special services incidental to the performance of the services enumerated herein as agreed to by the parties from time to time. BISYS shall perform such additional services as are provided on an amendment to Schedule B hereof, in consideration of such fees as the parties hereto may agree.

         BISYS may, at its expense and with prior written consent of the Company, subcontract with any entity or person concerning the provision of transfer agency services contemplated hereunder (individually, a "Sub-Transfer Agent") to carry out some or all of its responsibilities as transfer agent under this Agreement at the expense of BISYS with respect to a Fund; provided, however, that the Sub-Transfer Agent shall be the agent of BISYS and not the agent of the Company or such Fund, and that BISYS shall be fully responsible for the acts of such Sub-Transfer Agent and shall not be relieved of any of its responsibilities hereunder by the appointment of such Sub-Transfer Agent.




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         2. Fees

         The Company shall pay BISYS for the services to be provided by BISYS under this Agreement in accordance with, and in the manner set forth in, Schedule C hereto. Fees for any additional services to be provided by BISYS pursuant to an amendment to Schedule B hereto shall be subject to mutual agreement of BISYS and the Company at the time such amendment to Schedule B is proposed. Assets in third party servicing omnibus arrangements will be excluded from asset based fee payments to BISYS.

         3. Reimbursement of Expenses and Miscellaneous Service Fees

         (a) In addition to paying BISYS the fees set forth in Schedule C, the Company agrees to reimburse BISYS for BISYS's reasonable out-of-pocket expenses in providing services hereunder, including without limitation, the following:

         (i) All freight and other delivery and bonding charges incurred by BISYS in delivering materials to and from the Company and in delivering all materials to shareholders;

         (ii) All direct telephone, telephone transmission and telecopy or other electronic transmission expenses incurred by BISYS in communication with the Company, the Company's investment adviser or custodian, dealers, shareholders or others as required for BISYS to perform the services to be provided hereunder;

         (iii)    Sales taxes paid on behalf of the Company;

         (iv) The cost of microfilm or microfiche or other electronic retention of records or other materials;

         (v)      Courier (delivery expenses);

         (vi)     Check processing fees;

         (vii)    Records retention / storage fees;

         (viii)   Fulfillment;

         (ix)     IRA custody and other related fees;

         (x)      NSCC and related costs;

         (xi)     Sales taxes;

         (xii)    Costs of statements and confirmations;

         (xiii)   Costs of tax forms;

         (xiv)    Costs of all other shareholder correspondence;



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         (xv)     Post office boxes; and

         (xvi) Any expenses BISYS shall incur at the written direction of an officer of the Company (other than an officer of the Company that is also a BISYS employee) thereunto duly authorized.

         (b) In addition, BISYS shall be entitled to receive the following fees:

         (i) A fee for managing and overseeing the report, print and mail functions performed by BISYS's third-party vendors, not to exceed $.04 per page for statements and $.03 per page for confirmations; fees for programming in connection with creating or changing the forms of statements, billed at the rate of $150 per hour; and costs for postage, couriers, stock computer paper, computer disks, statements, labels, envelopes, checks, reports, letters, tax forms, proxies, notices or other forms of printed material (including the costs of preparing and printing all printed materials) which shall be required for the performance of the services to be provided hereunder (this fee shall not apply to the Great Hall Family of Funds);

         (ii) System development fees, billed at the rate of $150 per hour, as approved by the Company, and all systems-related expenses, agreed in advance, associated with the provision of special reports and services pursuant to Item 8 of Schedule D attached hereto;

         (iii) Fees for development of custom interfaces, billed at a mutually agreed upon rate;

         (iv)     Ad hoc reporting fees, billed at a mutually agreed upon rate;

         (v) Interactive Voice Response System fees, charged according to BISYS's standard rate schedule, and applicable to the level of service (e.g., basic, transaction, premium) selected by the Company;

         (vi) Expenses associated with BISYS' anti-fraud procedures and the performance of delegated services under the written anti-money laundering program ("AML Program") adopted by the Trust.

         4. Effective Date

         This Agreement shall become effective as of the date first written above (the "Effective Date").

         5. Term

         This Agreement shall continue in effect until May 31, 2006 (the "Initial Term"). During the Initial Term the Agreement may be terminated only
(i) by provision of a notice of nonrenewal at least one hundred twenty (120) days prior to the end of the Initial Term, (ii) by mutual agreement of the parties or (iii) for "cause," as set forth below, or


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(iv) automatically with respect to any Fund (or Class) upon termination of the
Fund (or Class) due to merger or restructuring of the Company and/or the Funds with one or more of the other Companies and /or Funds or for reasons of economic viability. After the Initial Term, the agreement may be terminated by either party with one hundred twenty (120) days' advance written notice.

         For purposes of this Agreement, termination for "cause" shall be permissible (a) immediately by the non-breaching party upon a material breach of this Agreement that has not been remedied for thirty (30) days following written notice of such breach from the non-breaching party; (b) immediately by the other party upon a final judicial, regulatory or administrative ruling or order in which the party to be terminated has been found guilty of criminal or unethical behavior in the conduct of its business; (c) immediately by the other party upon financial difficulties on the part of the party to be terminated which are evidenced by the authorization or commencement of, or involvement by way of pleading, answer, consent or acquiescence in, a voluntary case under Title 11 of the United States Code, as from time to time is in effect, or any applicable law, other than said Title 11, of any jurisdiction relating to the liquidation or reorganization of debtors or to the modification or alteration of the rights of creditors, provided, however, that in the event of an involuntary case, the party to be terminated shall not be terminated if such party diligently contests the case within 60 days of service of notice of the filing of such case and for so long as such diligent contest continues; (d) immediately by the other party in the event of any circumstance which has substantially impaired the performance of the obligations and duties of the party to be terminated or the ability to perform these obligations and duties, as contemplated in this Agreement, in each case for a period of more than thirty (30) days. BISYS shall not terminate this Agreement pursuant to clause (a) above based solely upon the Company's failure to pay an amount to BISYS which is the subject of a good faith dispute, if (i) the Company is attempting in good faith to resolve such dispute with as much expediency as may be possible under the circumstances, and (ii) the Company continues to perform its obligations hereunder in all other material respects (including paying all fees and expenses not subject to reasonable dispute hereunder).

         Notwithstanding the foregoing, following any such termination, in the event that BISYS in fact continues to perform any one or more of the services contemplated by this Agreement (or any Schedule or exhibit hereto) with the consent of the Company, the provisions of this Agreement, including without limitation the provisions dealing with indemnification, shall continue in full force and effect. Fees and out-of-pocket expenses incurred by BISYS but unpaid by the Company upon such termination shall be due upon and notwithstanding such termination and shall be payable prior to the final conversion of data and/or delivery of records. BISYS shall be entitled to collect from the Company, in addition to the fees and disbursements provided by Schedule C and Section 3 hereof, the amount of all of BISYS's reasonable cash disbursements in connection with BISYS's activities in effecting such termination, including without limitation, the delivery to the Company and/or its distributor or investment adviser and/or other parties of the Company's property, records, instruments and documents.




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         6. Standard of Care; Uncontrollable Events; Limitation of Liability

         (a) BISYS shall use its reasonable best efforts to ensure the accuracy and timely performance of all services performed under this Agreement, but shall not be liable to the Company for any action taken or omitted by BISYS in the absence of bad faith, willful misfeasance, negligence or reckless disregard by it of its obligations and duties.

         (b) BISYS shall maintain adequate and reliable computer and other equipment necessary or appropriate to carry out its obligations under this Agreement. Upon the Company's reasonable request, BISYS shall provide supplemental information concerning the aspects of its disaster recovery and business continuity plan that are relevant to the services provided hereunder. Notwithstanding the foregoing or any other provision of this Agreement, BISYS assumes no responsibility hereunder, and shall not be liable for, any damage, loss of data, delay or any other loss whatsoever caused by events beyond its reasonable control. Events beyond BISYS's reasonable control include, without limitation, force majeure events. Force majeure events include natural disasters, actions or decrees of governmental bodies, and communication lines failures that are not the fault of either party. In the event of force majeure, computer or other equipment failures or other events beyond its reasonable control, BISYS shall follow applicable procedures in its disaster recovery and business continuity plan and use all commercially reasonable efforts to minimize any service interruption. BISYS will make every reasonable effort to restore any lost or damaged data and correct any errors resulting from such a breakdown at the expense of BISYS. Representatives of the Company shall be entitled to inspect BISYS's premises and operating capabilities during regular business hours of BISYS, upon reasonable notice and provision of a request for information document to BISYS. Such inspection shall be limited to once per year.

         (c) BISYS shall provide the Company, at such times as the Company may reasonably require, copies of reports rendered by independent public accountants on the internal controls and procedures of BISYS relating to the services provided by BISYS under this Agreement.

         (d) NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, IN NO EVENT SHALL BISYS, ITS AFFILIATES OR ANY OF ITS OR THEIR DIRECTORS, OFFICERS, EMPLOYEES, AGENTS OR SUBCONTRACTORS BE LIABLE FOR SPECULATIVE OR CONSEQUENTIAL DAMAGES, OR LOST PROFITS, EACH OF WHICH IS HEREBY EXCLUDED BY AGREEMENT OF THE PARTIES REGARDLESS OF WHETHER SUCH DAMAGES WERE FORESEEABLE OR WHETHER EITHER PARTY OR ANY ENTITY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

         7. Legal Advice

         BISYS may apply to the Company at any time for instructions and may consult with counsel for the Company and with accountants and other experts employed by the Company with respect to any matter arising in connection with BISYS's duties, and BISYS shall not be liable nor accountable for any action taken or omitted by it in good


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faith in accordance with such instruction or with such instructions or the opinion of such counsel, accountants or other experts.

         8. Instructions / Certain Procedures, etc.

         Whenever BISYS is requested or authorized to take action hereunder pursuant to instructions from a shareholder, or a properly authorized agent of a shareholder ("shareholder's agent"), concerning an account in a Fund, BISYS shall be entitled to rely upon any certificate, letter or other instrument or communication (including electronic mail), reasonably believed by BISYS to be genuine and to have been properly made, signed or authorized by an officer or other authorized agent of the Company or by the shareholder or shareholder's agent, as the case may be, and shall be entitled to receive as conclusive proof of any fact or matter required to be ascertained by it hereunder a certificate signed by an officer of the Company or any other person authorized by the Company's Board of Directors or Trustees (hereafter referred to as the "Board") or by the shareholder or shareholder's agent, as the case may be.

         As to the services to be provided hereunder, BISYS may rely conclusively upon the terms of the Prospectuses and Statement of Additional Information of the Company relating to the relevant Funds to the extent that such services are described therein, as well as the minutes of Board meetings (if applicable) and other records of the Company, unless BISYS receives written instructions to the contrary in a timely manner from the Company.

         The Company acknowledges receipt of a copy of BISYS's policy related to the acceptance of trades for prior day processing (the "BISYS As-Of Trading Policy"). BISYS may amend the BISYS As-of Trading Policy from time to time in its sole discretion. A copy of any such amendments shall be delivered to the Company promptly following such amendments. BISYS may apply the As-Of Trading Policy whenever applicable, unless BISYS agrees in writing to process trades according to such other as-of trading policy as may be adopted by the Company and furnished to BISYS by the Company.

         The Company acknowledges and agrees that deviations from BISYS's written transfer agent compliance procedures may involve a substantial risk of loss. In the event an authorized representative of the Company requests that an exception be made from any written compliance or transfer agency procedures adopted by BISYS, or any requirements of the AML Program, BISYS may in its sole discretion determine whether to permit such exception. In the event BISYS determines to permit such exception, the same shall become effective when set forth in a written instrument executed by an authorized representative of the Company (other than an employee of BISYS) and delivered to BISYS (an "Exception"); provided that an Exception concerning the requirements of the Company's AML Program shall be authorized by the Company's AML Compliance Officer (as defined in Section 15). An Exception shall be deemed to remain effective until the relevant instrument expires according to its terms (or if no expiration date is stated, until BISYS receives written notice from the Company that such instrument has been terminated and the Exception is no longer in effect).


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Notwithstanding any provision in this Agreement that expressly or by implication provides to the contrary, as long as BISYS acts in good faith and without gross negligence, BISYS shall have no liability for any loss, liability, expenses or damages to the Company resulting from the Exception, and the Company shall indemnify BISYS and hold BISYS harmless from any loss, liability, expenses (including reasonable attorneys fees) and damages resulting to BISYS therefrom.

         9. Indemnification

         The Company agrees to indemnify and hold harmless BISYS, its employees, agents, directors, officers and nominees from and against any and all claims, demands, actions and suits, and from and against any and all judgments, liabilities, losses, damages, costs, charges, counsel fees and other reasonable expenses of every nature and character (collectively, "Losses") arising out of or in any way relating to BISYS's actions taken or omissions with respect to the performance of services under this Agreement or based, if applicable, upon reasonable reliance on information, records, instructions or requests given or made to BISYS by the Company, the investment adviser, fund accountant or custodian thereof; provided that this indemnification shall not apply to actions or omissions of BISYS in cases of its own bad faith, willful misfeasance, negligence or reckless disregard by it of its obligations and duties.

         Subject to Section 6(d), BISYS shall indemnify, defend, and hold the Company and its employees agents, directors, officers and nominees harmless from and against any and all Losses arising out of or in any way relating to or resulting from BISYS's willful misfeasance, bad faith or negligence in the performance of its duties or by reason of reckless disregard of its obligations and duties hereunder.

         The indemnification rights hereunder shall include the right to reasonable advances of defense expenses in the event of any pending or threatened litigation with respect to which indemnification hereunder may ultimately be merited. In order that the indemnification provisions contained herein shall apply, however, it is understood that if in any case a party may be asked to indemnify or hold the other party harmless, the indemnifying party shall be fully and promptly advised of all pertinent facts concerning the situation in question, and it is further understood that the indemnified party will use all reasonable care to identify and notify the indemnifying party promptly concerning any situation which presents or appears likely to present the probability of such a claim for indemnification against the indemnifying party, but failure to do so in good faith shall not affect the rights hereunder except to the extent the indemnifying party is materially prejudiced thereby. As to any matter eligible for indemnification, an Indemnified Party shall act reasonably and in accordance with good faith business judgment and shall not effect any settlement or confess judgment without the consent of the Indemnifying Party, which consent shall not be withheld or delayed unreasonably.

         The indemnifying party shall be entitled to participate at its own expense or, if it so elects, to assume the defense of any suit brought to enforce any claims subject to this indemnity provision. If the indemnifying party elects to assume the defense of any such claim, the defense shall be conducted by counsel chosen by it and reasonably satisfactory


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to the indemnified party, whose approval shall not be unreasonably withheld. In the event that the indemnifying party elects to assume the defense of any suit and retain counsel, the indemnified party shall bear the fees and expenses of any additional counsel retained by it. If the indemnifying party does not elect to assume the defense of suit, it will reimburse the indemnified party for the reasonable fees and expenses of any counsel retained by the indemnified party. The indemnity and defense provisions set forth herein shall indefinitely survive the termination of this Agreement.

         10. Record Retention and Confidentiality

         BISYS shall keep and maintain on behalf of the Company all books and records which the Company or BISYS is, or may be, required to keep and maintain pursuant to any applicable statutes, rules and regulations, including without limitation Rules 31a-1 and 31a-2 under the Investment Company Act of 1940, as amended (the "1940 Act"), relating to the maintenance of books and records in connection with the services to be provided hereunder. BISYS further agrees that all such books and records shall be the property of the Company and to make such books and records available for inspection by the Company, any agent or person designated by the Company or by the Securities and Exchange Commission (the "Commission") or any other regulatory agency having authority over the Company at reasonable times. BISYS shall otherwise keep confidential all books and records relating to the Company and its shareholders, except when (i) disclosure is required by law, (ii) BISYS is advised by counsel that it may incur liability for failure to make a disclosure, (iii) BISYS is requested to divulge such information by duly-constituted authorities or court process, or (iv) BISYS is requested to make a disclosure by a shareholder or shareholder's agent with respect to information concerning an account as to which such shareholder has either a legal or beneficial interest or when requested by the Company or the dealer of record as to such account. BISYS shall otherwise keep confidential all books and records relating to the Funds. BISYS shall provide the Company with reasonable advance notice of disclosure pursuant to items (i) -- (iii) of the previous sentence, to the extent reasonably practicable. The provisions of this
Section 10 are subject to the provisions of Section 22.

         11. Reports

         BISYS shall furnish to the Company and to its properly-authorized auditors, investment advisers, examiners, distributors, dealers, underwriters, salesmen, insurance companies and others designated by the Company in writing, such reports at such times as are prescribed in Schedule D attached hereto, or as subsequently agreed upon by the parties pursuant to an amendment to Schedule
D. The Company agrees to examine each such report or copy within twenty (20) days and will report or cause to be reported any errors or discrepancies therein.

         12. Rights of Ownership

         All computer programs and procedures employed or developed by or on behalf of BISYS to perform services required to be provided by BISYS under this Agreement are the property of BISYS. All records and other data except such computer programs and


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procedures are the exclusive property of the Company and all such other records and data shall be furnished to the Company in appropriate form as soon as practicable after termination of this Agreement for any reason.

         13. Return of Records

         BISYS may at its option at any time, and shall promptly upon the Company's demand, turn over to the Company and cease to retain BISYS's files, records and documents created and maintained by BISYS pursuant to this Agreement which are no longer needed by BISYS in the performance of its services or for its legal protection. If not so turned over to the Company, such documents and records shall be retained by BISYS for six years from the year of creation. At the end of such six-year period, such records and documents shall be turned over to the Company unless the Company authorizes in writing the destruction of such records and documents.

         14. Bank Accounts

         BISYS is hereby granted such power and authority with the consent of Company as may be necessary to establish one or more bank accounts for the Company with such bank or banks as are selected or approved by the Company, as may be necessary or appropriate from time to time in connection with the services required to be performed hereunder. The Company shall be deemed to be the customer of such Bank or Banks for all purposes in connection with such accounts. To the extent that the performance of such services hereunder shall require BISYS to disburse amounts from such accounts in payment of dividends, redemption proceeds or for other purposes hereunder, the Company shall provide such bank or banks with all instructions and authorizations necessary for BISYS to effect such disbursements.

         15. Representations and Warranties of the Company

         The Company represents and warrants to BISYS that: (a) as of the close of business on the Effective Date, each Fund which is in existence as of the Effective Date has authorized unlimited shares unless a specific number of authorized shares is set forth next to its name on Schedule A, (b) by virtue of its Articles of Incorporation or Declaration of Trust, shares of each Fund which are redeemed by the Company may be sold by the Company from its treasury, and
(c) this Agreement has been duly authorized by the Company and, when executed and delivered by the Company, will constitute a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties, (c) it is a corporation duly organized and existing in good standing under the laws of the jurisdiction of its formation and qualified to do business in any jurisdiction where its activities so require.

         The Company also represents and warrants that (a) the Company has adopted the written AML Program that has been submitted to BISYS pursuant to
Section 18, and has appointed an officer of the Company as the Company's anti-money laundering


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compliance officer ("AML Compliance Officer"), (b) the AML Program and the
designation of the AML Officer have been approved by the Board, (c) the delegation of certain services thereunder to BISYS, as provided in Section 22, has been approved by the Board, and (d) the Company will submit any material amendments to the AML Program to BISYS for BISYS's review and consent prior to adoption in accordance with Section 20.

         16. Representations and Warranties of BISYS

         BISYS represents and warrants that: (a) BISYS has been in, and shall continue to be in compliance in all material respects with all provisions of law, including Section 17A(c) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), required in connection with the performance of its duties under this Agreement; (b) the various procedures and systems which BISYS has implemented with regard to safekeeping from loss or damage attributable to fire, theft or any other cause of the blank checks, records, and other data of the Company and BISYS's records, data, equipment, facilities and other property used in the performance of its obligations hereunder are adequate and that it will make such changes therein from time to time as are reasonably required for the secure performance of its obligations hereunder; and (c) this Agreement has been duly authorized by BISYS and, when executed and delivered by BISYS, will constitute a legal, valid and binding obligation of BISYS, enforceable against BISYS in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the right and remedies of creditors and secured parties (e) it is a corporation duly organized and existing and in good standing under the laws of the State of Ohio, and (f) in accordance with Section 6(b) it has in place will continue to maintain and update as necessary a reasonable disaster recovery program designed to minimize disruptions in the services contemplated under this Agreement.

         17. Insurance

         BISYS shall maintain a fidelity bond covering larceny and embezzlement and an insurance policy with respect to directors and officers errors and omissions coverage in amounts that are appropriate in light of its duties and responsibilities hereunder. Upon the request of the Company, BISYS shall provide evidence that coverage is in place. BISYS shall notify the Company should its insurance coverage with respect to professional liability or errors and omissions coverage be canceled or materially reduced. Such notification shall include the date of cancellation and the reasons therefore. BISYS shall notify the Company of any material claims against it, whether or not they may be covered by insurance, with respect to services performed under this Agreement and shall notify the Company should the total outstanding claims made by BISYS under its insurance coverage materially impair, or threaten to impair, the adequacy of its coverage.

         18. Information to be Furnished by the Company and Funds

         The Company has furnished to BISYS the following, as amended and current as of the Effective Date:




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



         (a) A copy of the Company's Articles of Incorporation or Declaration of Trust and of any amendments thereto, certified by the proper official of the state in which such document has been filed.

         (b) A copy of the Company's Bylaws and any amendments thereto;

         (c) Certified copies of resolutions of the Board covering the following matters:

         (i) Approval of this Agreement and authorization of a specified officer of the Company to execute and deliver this Agreement and authorization for specified officers of the Company to instruct BISYS hereunder; and

         (ii) Authorization of BISYS to act as Transfer Agent for the Company.

         (d) A list of all officers of the Company, with the Company's AML Compliance Officer included among the officers therein, and any other persons (who may be associated with the Company or its investment advisor), together with specimen signatures of those officers and other persons who (except as otherwise provided herein to the contrary) shall be authorized to instruct BISYS in all matters.

         (e) Two copies of the following (if such documents are employed by the Company):

         (i)      Prospectuses and Statement of Additional Information;

         (ii)     Distribution Agreement; and

         (iii) All other forms commonly used by the Company or its Distributor with regard to their relationships and transactions with shareholders of the Funds.

         (f) A certificate as to shares of beneficial interest of the Company authorized, issued, and outstanding as of the Effective Date and as to receipt of full consideration by the Company for all shares outstanding, such statement to be certified by the Treasurer of the Company.

         (g) A copy of the Company's written AML Program, including related Policies and Procedures.

         19. Information Furnished by BISYS

         BISYS has furnished to the Company evidence of the following:

         (a) Approval of this Agreement by BISYS, and authorization of a specified officer of BISYS to execute and deliver this Agreement;

         (b) Authorization of BISYS to act as Transfer Agent for the Company.

         (c) The BISYS "As-of" Trading Policy

         (d) The most recent independent accountants' report filed with the SEC pursuant to Rule 17Ad-13 under the Securities Exchange Act relating to BISYS's system of internal accounting control and related procedures.

         20. Amendments to Documents

         The Company shall furnish BISYS written copies of any amendments to, or changes in, any of the items referred to in Section 18 hereof forthwith upon such amendments or changes becoming effective. In addition, the Company agrees that no amendments will be made to the Prospectuses or Statement of Additional Information of the Company, or the AML Program, which might have the effect of changing the procedures employed by BISYS in providing the services agreed to hereunder or which amendment might affect the duties of BISYS hereunder unless the Company provides BISYS with written notification of such changes or amendments, provided that BISYS shall be under no duty to comply with any such changes or amendments that impose materially different or additional duties upon BISYS or require material changes to BISYS practices and procedures unless BISYS has expressly consented thereto.

         21. Reliance on Amendments

         Subject to Section 20, BISYS may rely on any amendments to or changes in any of the documents and other items to be provided by the Company pursuant to Sections 18 and 20 of this Agreement and, subject to the provisions of
Section 6 hereof, the Company hereby indemnifies and holds harmless BISYS from and against any and all claims, demands, actions, suits, judgments, liabilities, losses, damages, costs, charges, counsel fees and other expenses of every nature and character which may result from actions or omissions on the part of BISYS in reasonable reliance upon such amendments and/or changes.

         22. Compliance with Laws

         Except for the obligations of BISYS set forth in Section 10 hereof, the Company assumes full responsibility for the preparation, contents, and distribution of each prospectus of the Company as to compliance with all applicable requirements of the Securities Act of 1933, as amended (the "1933 Act"), the 1940 Act, and any other laws, rules and regulations of governmental authorities having jurisdiction. BISYS shall have no obligation to take cognizance of any laws relating to the sale of the Company's shares. The Company represents and warrants that all shares of the Company that are offered to the public are covered by an effective registration statement under the 1933 Act and the 1940 Act.

         The Company acknowledges that it is a financial institution subject to the law entitled Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism ("U.S.A. Patriot") Act of 2001 and the Bank Secrecy Act (collectively, the "AML Acts") and shall comply with the AML Acts and applicable regulations adopted thereunder (collectively, the "Applicable AML Laws") in all relevant respects, subject to the delegation of certain responsibilities to BISYS, as provided in the next paragraph below.

         The Company hereby delegates to BISYS the performance, on behalf of the Company, of the anti-money laundering services set forth under Item 6 of Schedule B as concerns the shareholder accounts maintained by BISYS pursuant to this Agreement. BISYS agrees to the foregoing delegation and agrees to perform such services in accordance with the Company's AML Program. In connection therewith, BISYS agrees to maintain policies and procedures, and related internal controls, that are consistent with the Company's AML Program and the requirement that the Company employ procedures reasonably designed to achieve compliance with the Applicable AML Laws, including the requirement to have policies and procedures that can be reasonably expected to detect and cause the reporting of transactions under Section 5318 of the Bank Secrecy Act. BISYS's obligations under this delegation shall be subject to Section 20, which exempts BISYS from complying with certain changes and amendments to the AML Program unless it expressly consent thereto.

         The Company agrees and acknowledges that, notwithstanding the delegation provided for in the foregoing paragraph, the Company maintains full responsibility for ensuring that its AML Program is, and shall continue to be, reasonably designed to ensure compliance with the Applicable AML Laws, in light of the particular business of the Company, taking into account factors such as its size, location, activities and risks or vulnerabilities to money laundering.

         In connection with the foregoing delegation, the Company also acknowledges that the performance of the anti-money laundering services enumerated in Item 6 of Schedule B involves the exercise of discretion which in some circumstances may result in consequences to the Company and its shareholders (such as in the case of the reporting of suspicious activities and the freezing of shareholder accounts). In this regard, (i) under circumstances in which the AML Program authorizes the taking of certain actions, BISYS is granted the discretion to take any such action as may be authorized under the AML Program, and consultation with Company shall not be required in connection therewith unless specifically required under the AML Program, and (ii) the Company instructs BISYS that it may avail the Company of any safe harbor from civil liability that may be available under Applicable AML Laws for making a disclosure or filing a report thereunder.

         23. Notices

         Any notice provided hereunder shall be sufficiently given when sent by registered or certified mail to the party required to be served with such notice at the following address: if to the Company, to c/o Voyageur Asset Management, Inc. 90 South 7th Street, Suite 4300, Minneapolis, MN 55402 Attn: Jennifer Lammers, copy to Legal Department; and if to BISYS, to it at 3435 Stelzer Road, Columbus, Ohio 43219; Attn: President, or at such other address as such party may from time to time specify in writing to the other party pursuant to this Section.

         24. Assignment

         This Agreement and the rights and duties hereunder shall not be assignable by either of the parties hereto except by the specific written consent of the other party. This Section 24 shall not limit or in any way affect BISYS's right to appoint a Sub-Transfer Agent pursuant to Section 1 hereof. This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective successors and permitted assigns.

         25. Governing Law

         This Agreement shall be governed by and provisions shall be construed in accordance with the laws of the State of New York and the applicable provisions of the 1940 Act. To the extent that the applicable laws of the State of New York, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control.

         26. Activities of BISYS

         The services of BISYS rendered to the Company hereunder are not to be deemed to be exclusive. BISYS is free to render such services to others and to have other businesses and interests. It is understood that directors, trustees, officers, employees and Shareholders of the Company are or may be or become interested in BISYS, as officers, employees or otherwise and that partners, officers and employees of BISYS and its counsel are or may be or become similarly interested in the Company, and that BISYS may be or become interested in the Company as a Shareholder or otherwise

         27. Privacy

         Nonpublic personal financial information relating to consumers or customers of the Company provided by, or at the direction of the Company to BISYS, or collected or retained by BISYS in the course of performing its duties as transfer agent, shall be considered confidential information. BISYS shall not give, sell or in any way transfer such confidential information to any person or entity, other than affiliates of BISYS except at the direction of the Company or as required or permitted by law (including Applicable AML Laws). BISYS represents, warrants and agrees that it has in place and will maintain physical, electronic and procedural safeguards reasonably designed to protect the security, confidentiality and integrity of, and to prevent unauthorized access to or use of records and information relating to consumers or customers of the Company. The Company represents to BISYS that it has adopted a Statement of its privacy policies and practices as required by the Commission's Regulation S-P and agrees to provide BISYS with a copy of that statement annually.

         28. Miscellaneous

         (a) Paragraph headings in this Agreement are included for convenience only and are not to be used to construe or interpret this Agreement.

         (b) This Agreement constitutes the complete agreement of the parties hereto as to the subject matter covered by this Agreement, and supercedes all prior negotiations, understandings and agreements bearing upon the subject matter covered herein.

         (c) This Agreement may be executed in counterparts, each of which shall be an original but all of which, taken together, shall constitute one and the same agreement.

         (d) No amendment to this Agreement shall be valid unless made in writing and executed by both parties hereto. Without limiting the foregoing, BISYS may conclusively assume that any special procedure which has been approved by an executive officer of the Company (other than an officer or employee of BISYS) does not conflict with or violate any requirements of the Company's Articles of Incorporation or Declaration of Trust, By-Laws or then-current prospectuses, or any rule, regulation or requirement of any regulatory body.

         (e) Notwithstanding any other provision of this Agreement, the parties agree that the assets and liabilities of each Fund of the Company are separate and distinct from the assets and liabilities of each other Fund and that no Fund shall be liable or shall be charged for any debt, obligation or liability of any other Fund, whether arising out of this Agreement or otherwise

         (f) The provisions of sections 6, 9, 10, 13, 23, 25, 27 and 28e) and 28(f) shall survive termination of this Agreement.

                                    * * * * *

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed all as of the day and year first above written.

                                            GREAT HALL INVESTMENT FUNDS, INC.



                                            By:
                                                -----------------------------
                                            Name:
                                            Title:


                                            BISYS FUND SERVICES OHIO, INC.



                                            By:
                                                -----------------------------
                                            Name:
                                            Title:

                                   SCHEDULE A


FUNDS

GREAT HALL FAMILY OF FUNDS                                                                  SHARES AUTHORIZED

>>       Great Hall Investment Funds, Inc.                                                       Ten Trillion

   Series A - Great Hall Prime Money Market Fund                                                  100 Billion

         (80 Billion Undesignated as to Class (Investor Shares) and 20 Billion to Class 2
         (Reserve Class))

   Series B - Great Hall U.S. Government Money Market Fund                                        100 Billion

         (80 Billion Undesignated as to Class (Investor Shares) and 20 Billion to Class 2
         (Reserve Class)

   Series C - Great Hall Tax-Free Money Market Fund                                               100 Billion

         (80 Billion Undesignated as to Class (Investor Shares) and 20 Billion to Class 2
         (Reserve Class)

   Series F - Great Hall Institutional Prime Money Market Fund                                     10 Billion

   Series G - Great Hall Institutional Tax-Free Money Market Fund                                  10 Billion


Undesignated as to Series or Class: 9,680,000,000,000 (Nine Trillion, Six Hundred Eighty Billion)

                                   SCHEDULE B


TRANSFER AGENCY SERVICES

(Items marked with * are not being performed for the Great Hall Family of Funds)

1. Shareholder Transactions

         (a)      Process shareholder purchase and redemption orders.

         (b) Set up account information, including address, dividend option, taxpayer identification numbers and wire instructions.

         (c) *Issue confirmations in compliance with Rule 10b-10 under the Securities Exchange Act of 1934, as amended.

         (d)      Issue periodic statements for shareholders.

         (e)      Process transfers and exchanges.

         (f) Process dividend payments, including the purchase of new shares, through dividend reimbursement.

         (g) Mail duplicate confirmation to dealers and other financial institutions ("Service Organization") of their client's activity and provide detail for underwriter or Service Organization confirmations and other Service Organization shareholder accounting, in accordance with such procedures as may be agreed upon between Company and BISYS.

         (h) *Report abandoned property to appropriate state and governmental authorities of the Funds after making reasonable attempts to locate shareholders



2. Shareholder Information Services

         (a) Make information available to shareholder servicing unit and other remote access units regarding trade date, share price, current holdings, yields, and dividend information.

         (b) Produce detailed history of transactions through duplicate or special order statements upon request.

         (c) *Provide mailing labels for distribution of financial reports, prospectuses, proxy statements or marketing material to current shareholders

         (d) *Notify the investment adviser, Company and custodian of shareholder activity.

3. Compliance Reporting

         (a) *Provide reports to the Securities and Exchange Commission, the National Association of Securities Dealers, Inc. and the States (including abandoned property and escheatment reporting) in which the Fund is registered.

         (b) Prepare and distribute appropriate Internal Revenue Service forms for corresponding Fund and shareholder income and capital gains.

         (c)      Issue tax withholding reports to the Internal Revenue Service



4. Dealer/Load Processing (if applicable)

         (a) *Provide reports for tracking rights of accumulation and purchases made under a Letter of Intent.

         (b) *Account for separation of shareholder investments from transaction sale charges for purchase of Fund shares.

         (c) *Calculate fees due under 12b-1 plans for distribution and marketing expenses.

         (d) *Track sales and commission statistics by dealer and provide for payment of commissions on direct shareholder purchases in a load Fund.

5. Shareholder Account Maintenance

         (a) Maintain all shareholder records for each account in the Company.

         (b) Issue customer statements on scheduled cycle, providing duplicate second and third party copies if required.

         (c)      Record shareholder account information changes.

         (d)      Maintain account documentation files for each shareholder



6. Anti-Money Laundering Services

         (a)      *Verify shareholder identity upon opening new accounts.

         (b) *Monitor, identify and report shareholder transactions and identify and report suspicious activities that are required to be so identified and reported, and provide other required reports to the Securities and Exchange Commission, the U.S. Treasury Department, the Internal Revenue Service or each agency's designated agent, in each case consistent with the Company's AML Program.

         (c) *Place holds on transactions in shareholder accounts or freeze assets in shareholder accounts, as provided in the Company's AML Program.

         (d) *Create documentation to provide a basis for law enforcement authorities to trace illicit funds.

         (e) *Maintain all records or other documentation related to shareholder accounts and transactions therein that are required to be prepared and maintained pursuant to the Company's AML Program, and make the same available for inspection by (i) the Company's AML Compliance Officer, (ii) any auditor of the Company's AML Program or related procedures, policies or controls that has been designated by the Company in writing, or (iii) regulatory or law enforcement authorities, and otherwise make said records or other documents available at the direction of the Company's AML Compliance Officer.



7. Shareholder Servicing

         (a) Staff toll-free telephone lines from 9 a.m. to 8 p.m. EST. (9 a.m. to 5 p.m. EST for the Great Hall Family of Funds)

         (b) Answer general questions related to investments in the Company.

         (c)      *Process and verify telephone transactions.

         (d)      *Research and resolve account documentation issues.

         (e) *Handle shareholder correspondence including complaints after reporting complaints to Company.

         (f) *Provide 24 hour voice-response system with account balances, Fund NAVs and offering prices.

         (g)      *Assist shareholders with tax form questions.

         (h)      *Assist sales representatives with establishing accounts.

         (i) *Advise shareholders of procedures for changing account options.

         (j)      *Support dedicated lines for institutional accounts.

                                   SCHEDULE C


FEES

Each Fund will pay BISYS fees in accordance with the following schedule:

                           GREAT HALL FAMILY OF FUNDS

On Incremental Assets of                          Basis points

$0-8 billion                                      0.05

>$8 billion                                       0.05

Incremental assets are aggregated across the entire family of Funds to determine the fee for each Fund.

The forgoing fees, when combined with the fees paid pursuant to the Fund Accounting Agreement between BISYS and Great Hall Investment Funds, Inc. and the Sub-Administration Agreement between BISYS and Jones & Babson, Inc. are subject to an aggregate minimum for the Great Hall Family of Funds of $45,500 times the number of Funds in the family.

For Shareholder Servicing:  $1000 per month

                                   SCHEDULE D


REPORTS

1.   Daily Shareholder Activity Journal

2.   Daily Fund Activity Summary Report

         (a)      Beginning Balance

         (b)      Transactions

         (c)      Shareholder Transactions

         (d)      Reinvested Dividends

         (e)      Exchanges

         (f)      Adjustments

         (g)      Ending Balance

3.   Daily Wire and Check Registers

4.   Monthly Dealer Processing Reports

5.   Monthly Dividend Reports

6.   Sales Data Reports for Blue Sky Registration

7. A copy of the most recent report by independent public accountants describing control structure policies and procedures relating to transfer agency operations pursuant to AICPA Statement on Auditing Standards Number 70.

8. Such special reports and additional information that the parties may agree upon, from time to time.